Exhibit 99.1

HilleVax Enters into a Definitive Agreement to be Acquired by XOMA Royalty for $1.95

in Cash per Share Plus a Contingent Value Right

BOSTON, Mass,. and EMERYVILLE, Calif., August 4, 2025 (GLOBE NEWSWIRE) – HilleVax, Inc. (“HilleVax” or “the Company”) (NASDAQ: HLVX) and XOMA Royalty Corporation (“XOMA Royalty”) (NASDAQ: XOMA) announced today they have entered into a definitive merger agreement (the “Merger Agreement”), whereby XOMA Royalty will acquire all of the issued and outstanding common shares of HilleVax.

Under the terms of the Merger Agreement, HilleVax stockholders will receive $1.95 in cash per share of HilleVax common stock at the closing of the merger, plus one non-transferable contingent value right (“CVR”), which represents the right to receive potential payments following the closing of a pro rata portion of: (i) any remaining HilleVax cash in excess of $102.95 million; (ii) between 90 and 100% of certain savings realized by XOMA Royalty following closing on the Company’s Boston office lease obligations, including the net proceeds received from the sublease of the premises, and (iii) 90% of any net proceeds received by XOMA Royalty within five years following regulatory approval from any sale, transfer, license or other disposition of any and all remaining norovirus vaccine programs of HilleVax if such disposition or a financing of such program occurs within two years following closing, each pursuant to a contingent value rights agreement (the “CVR Agreement”).

Following a strategic review process conducted with the assistance of its management and legal and financial advisors, HilleVax’s Board of Directors has unanimously determined that the acquisition by XOMA Royalty is in the best interests of all HilleVax stockholders and has unanimously approved the Merger Agreement and related transactions.

Terms

Pursuant and subject to the terms of the Merger Agreement, XOMA Royalty and its acquisition subsidiary will commence a tender offer (the “Offer”) by August 18, 2025, to acquire all outstanding shares of HilleVax common stock. The closing of the Offer is subject to certain conditions, including the tender of HilleVax common stock representing at least a majority of the total number of outstanding shares; a minimum cash balance at closing, and other customary closing conditions. Immediately following the closing of the tender offer, HilleVax will be acquired by XOMA Royalty, and all remaining shares not tendered in the offer, other than shares validly subject to appraisal, will be converted into the right to receive the same cash and CVR consideration per share as is provided in the tender offer. Certain HilleVax officers, directors and stockholders holding approximately 22.9% of HilleVax common stock have signed support agreements under which such stockholders have agreed to tender their shares in the Offer and support the merger transaction. The acquisition is expected to close in September 2025.

Advisors

Leerink Partners is acting as exclusive financial advisor to HilleVax and Latham & Watkins LLP is acting as legal counsel to HilleVax. Gibson, Dunn & Crutcher LLP is acting as legal counsel to XOMA Royalty.

About HilleVax

HilleVax is a clinical-stage biopharmaceutical company that has focused on developing and commercializing novel vaccines. For more information about HilleVax, visit the company’s website at http://www.HilleVax.com.

About XOMA Royalty Corporation

XOMA Royalty is a biotechnology royalty aggregator playing a distinctive role in helping biotech companies achieve their goal of improving human health. XOMA Royalty acquires the potential future economics associated with pre-commercial and commercial therapeutic candidates that have been licensed to pharmaceutical or biotechnology companies. When XOMA Royalty acquires the future economics, the seller receives non-dilutive, non-recourse funding they can use to advance their internal drug candidate(s) or for general corporate purposes. XOMA Royalty has an extensive and growing portfolio of assets (asset defined as the right to receive potential future economics associated with the advancement of an underlying therapeutic candidate). For more information about XOMA Royalty and its portfolio, please visit www.xoma.com or follow XOMA Royalty on LinkedIn.

HilleVax’s Forward-Looking Statements

The Company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the Company’s current beliefs and expectations and include, but are not limited to: statements regarding the planned completion of the transactions contemplated by the Offer, the merger and the Merger Agreement and the CVR Agreement (the “Transactions”) and the timing thereof; and the potential payment of proceeds to the Company’s stockholders, including pursuant to the CVR Agreement, if any. Actual results may differ from those set forth in this report due to the risks and uncertainties related to the Transactions and those inherent in the Company’s business, including, without limitation: the possibility that various closing conditions set forth in the Merger Agreement may not be satisfied or waived, including uncertainties as to the percentage of the Company’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the risk that the Transactions may not be completed in a timely manner, or at all, which may adversely affect the Company business and the price of its common stock; costs associated with the proposed Transactions; the risk that any stockholder litigation in connection with the Transactions may result in significant costs of defense, indemnification and liability; the risk that activities related to the CVR Agreement may not result in any value to the Company’s stockholders; and other risks and uncertainties pertaining to the Company’s business described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

XOMA Royalty’s Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements, including statements regarding the planned completion of the Transactions and the timing thereof; expectations regarding the benefits sought to be achieved in the Transactions and the potential payment of proceeds to the Company’s stockholders, if any, pursuant to the CVR Agreement. In some cases, you can identify such forward-looking statements by terminology such as “expect,” “may,” or “will,” the negative of these terms or similar expressions. These forward-looking statements are not a guarantee of XOMA Royalty’s performance, and you should not place undue reliance on such statements. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks including that XOMA Royalty does not achieve anticipated net cash after winding down HilleVax’s operations and that the conditions to the closing the merger in the Merger Agreement are not satisfied. Other potential risks to XOMA Royalty meeting these expectations are described in more detail in XOMA Royalty’s most recent filing on Form 10-Q and in other filings with the SEC. Any forward-looking statement in this press release represents XOMA Royalty’s beliefs and assumptions only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA Royalty disclaims any obligation to update any forward-looking statement, except as required by applicable law.

EXPLANATORY NOTE: Any references to “portfolio” in this press release refer strictly to milestone and/or royalty rights associated with a basket of drug products in development. Any references to “assets” in this press release refer strictly to milestone and/or royalty rights associated with individual drug products in development.

Additional Information and Where to Find It

The tender offer described in this press release has not yet commenced. This press release is for informational purposes only and is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the HilleVax common stock or other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by XOMA Royalty and its acquisition subsidiary, and a Solicitation/Recommendation Statement on Schedule 14D-9 will be filed with the SEC by the Company. The Offer to purchase the outstanding shares of HilleVax common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING THE OFFER TO PURCHASE, A LETTER OF TRANSMITTAL AND RELATED DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING

TENDERING THEIR SHARES, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer, which will be named in the tender offer statement. Investors and security holders may also obtain, at no charge, the documents filed or furnished to the SEC by the Company and XOMA Royalty by accessing the Investor Relations sections of both companies’ websites at htpps://ir.hillevax.com and https://www.investors.xoma.com.

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HilleVax Contact:

Shane Maltbie

IR@hillevax.com

+1-617-213-5054

XOMA Royalty Investor Contact	XOMA Royalty Media Contact
Juliane Snowden	Kathy Vincent
XOMA Royalty Corporation	KV Consulting & Management
+1 646-438-9754	+1 310-403-8951
juliane.snowden@xoma.com	kathy@kathyvincent.com